EXHIBIT 99.1
[Encore Wire Corporation Logo Omitted]

Encore Wire Corporation	PRESS RELEASE		January 15, 2010
1329 Millwood Road
McKinney, Texas 75069		Contact:	Frank J. Bilban
972-562-9473			Vice President & CFO
For Immediate Release
ENCORE WIRE RETIRES DEBT
MCKINNEY, TX Encore Wire Corporation (NASDAQ Global Select: WIRE) announced that the Company paid off its $100 million of senior notes today.
Daniel L. Jones, President and Chief Executive Officer of Encore Wire Corporation, said, “We are pleased to announce today that Encore Wire paid off the $100 million in senior private placement notes that were due in the third quarter of 2011. Our cash balance has been holding steady above $200 million for several quarters, and our Board determined that paying down the debt was a prudent move in this economic environment. The total amount of the payment made was $103.8 million, which included accrued and unpaid interest, along with a pre-payment fee applicable to the $45 million of these notes that were at a fixed rate. The Company will incur a charge of $2.6 million in connection with this transaction and expects to realize a net cash savings of $1.8 million over the original remaining life of the notes.
After this transaction, Encore has zero debt outstanding, over $100 million in cash and a $150 million revolving line of credit available that currently is untapped. This leaves us plenty of flexibility to manage through the current economic downturn and provide us working capital when business conditions improve. We will continue to manage this Company for the long-term and protect our strong balance sheet.”
Encore Wire Corporation manufactures a broad range of copper electrical wire for interior wiring in homes, apartments, manufactured housing and commercial and industrial buildings.
The matters discussed in this news release, other than the historical financial information, including statements about the copper pricing environment, profitability and stockholder value, may include forward-looking statements that involve risks and uncertainties, including payment of future dividends, future purchases of stock, fluctuations in the price of copper and other raw materials, the impact of competitive pricing and other risks detailed from time to time in the Company’s reports filed with the Securities and Exchange Commission. Actual results may vary materially from those anticipated.